CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Equity-Linked Partial Principal at Risk Securities	$2,000,000	$232.20
due 2017

September 2011 Pricing Supplement No. 964 Registration Statement No. 333-156423 Dated September 26, 2011 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Equity-Linked Partial Principal at Risk Securities due December 22, 2017
Based on the Performance of the Russell 2000® Index

The securities are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment amount at maturity of only 90% of principal and will have the terms described in the accompanying prospectus supplement and prospectus, as supplemented and modified by this pricing supplement.  At maturity, we will pay per security an amount in cash that may be more than, equal to or less than the stated principal amount based on the performance of the underlying index.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities, including the payment of the minimum payment amount at maturity, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per security
Aggregate principal amount:	$2,000,000
Pricing date:	September 26, 2011
Original issue date:	September 29, 2011 (3 business days after the pricing date)
Maturity date:	December 22, 2017
Interest:	None
Underlying index:	Russell 2000® Index
Payment at maturity:
If the final index value is greater than the initial index value:
$10 + supplemental redemption amount
If the final index value is less than or equal to the initial index value:
        $10 x (final index value / initial index value), subject to the minimum payment amount
This amount will be less than the stated principal amount of $10 per security by an amount that is proportionate to the percentage depreciation of the underlying index.  However, under no circumstances will the payment due at maturity be less than the minimum payment amount of $9 per security.

Supplemental redemption amount:	(i) $10 times (ii) the index percent change times (iii) the participation rate
Minimum payment amount:	$9 per security
Participation rate:	105%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	665.62, which is the index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	December 19, 2017, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61760P650
ISIN:	US61760P6503
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per Security	$10.00	$0.35	$9.65
Total	$2,000,000	$70,000	$1,930,000

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.90 per security. Please see “Syndicate Information” on page 5 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.35 for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for equity-linked securities.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for Equity-Linked Securities dated September 21, 2010
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Equity-Linked Partial Principal at Risk Securities due December 22, 2017
Based on the Value of the Russell 2000® Index

Fact Sheet

The securities are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment amount at maturity of only 90% of principal at maturity and have the terms described in the accompanying prospectus supplement for equity-linked securities and prospectus, as supplemented and modified by this pricing supplement. At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be more, equal to or less than the stated principal amount based on the performance of the underlying index.  Investors may lose up to 10% of the stated principal amount of the securities.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities, including the payment of the minimum payment amount at maturity, are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
September 26, 2011	September 29, 2011 (3 business days after the pricing date)	December 22, 2017, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Issue price:	$10 per security (see “Syndicate Information” on page 5)
Stated principal amount:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Aggregate principal amount:	$2,000,000
Interest:	None
Bull or bear securities:	Bull securities
Underlying index:	Russell 2000® Index
Underlying index publisher:	Russell Investments
Payment at maturity:
If the final index value is greater than the initial index value:
$10 + supplemental redemption amount
If the final index value is less than or equal to the initial index value:
        $10 x (final index value/initial index value), subject to the minimum payment amount
This amount will be less than the stated principal amount of $10 per security by an amount that is proportionate to the percentage depreciation of the underlying index.  However, under no circumstances will the payment due at maturity be less than the minimum payment amount of $9 per security.

Supplemental redemption amount:	(i) $10 times (ii) the index percent change times (iii) the participation rate
Minimum payment amount:	$9 per security
Participation rate:	105%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	665.62, which is the index closing value as published by the underlying index publisher on the pricing date
Final index value:	The index closing value as published by the underlying index publisher on the determination date
Determination date:	December 19, 2017, subject to postponement for non-index business days and certain market disruption events
Call right:	The securities are not callable prior to the maturity date.
Postponement of maturity date:
If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the determination date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 8.

September 2011	Page 2

Equity-Linked Partial Principal at Risk Securities due December 22, 2017
Based on the Value of the Russell 2000® Index

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61760P650
ISIN:	US61760P6503
Minimum ticketing size:	$10 / 1 security
Tax considerations:
The securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the securities, even though no interest is payable on the securities.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities generally will be treated as ordinary income.  We have determined that the “comparable yield” for the securities is a rate of 6.0582% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a security (assuming an issue price of $10) consists of a single projected amount equal to $14.5062 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the securities.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a security) that will be deemed to have accrued with respect to a security for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER SECURITY)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER SECURITY) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2011	$0.1531	$0.1531
January 1, 2012 through June 30, 2012	$0.3075	$0.4606
July 1, 2012 through December 31, 2012	$0.3169	$0.7775
January 1, 2013 through June 30, 2013	$0.3265	$1.1040
July 1, 2013 through December 31, 2013	$0.3364	$1.4404
January 1, 2014 through June 30, 2014	$0.3465	$1.7869
July 1, 2014 through December 31, 2014	$0.3570	$2.1439
January 1, 2015 through June 30, 2015	$0.3679	$2.5118
July 1, 2015 through December 31, 2015	$0.3790	$2.8908
January 1, 2016 through June 30, 2016	$0.3905	$3.2813
July 1, 2016 through December 31, 2016	$0.4023	$3.6836
January 1, 2017 through June 30, 2017	$0.4145	$4.0981
July 1, 2017 through the Maturity Date	$0.4081	$4.5062

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the securities for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a security.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the stocks constituting the underlying index, in futures or options contracts on the underlying index or its component stocks, or in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could adversely affect the value of the underlying index, and therefore, the payment that you will receive at

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Equity-Linked Partial Principal at Risk Securities due December 22, 2017
Based on the Value of the Russell 2000® Index

maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for equity-linked securities.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC

September 2011	Page 4

Equity-Linked Partial Principal at Risk Securities due December 22, 2017
Based on the Value of the Russell 2000® Index

(“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.
Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Calculation agent:	MS & Co.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.35 for each security they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for equity-linked securities.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the securities	Selling concession	Principal amount of the securities for any single investor
$10.0000	$0.3500	<$1MM
$9.9500	$0.3000	≥$1MM and <$3MM
$9.9255	$0.2750	≥$3MM and <$5MM
$9.9000	$0.2500	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This is a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement for equity-linked securities and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

September 2011	Page 5

Equity-Linked Partial Principal at Risk Securities due December 22, 2017
Based on the Value of the Russell 2000® Index

How the Securities Work

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Participation rate:	105%
Minimum payment amount	$9 per security (90% of the stated principal amount)

Payoff Diagram

¡	If the final index value is greater than the initial index value, investors would receive the $10 stated principal amount plus the supplemental redemption amount.

o	If the underlying index appreciates 20%, investors would receive a 21% return, or $12.10 per security.

¡
If the final index value is less than or equal to the initial index value, investors would receive an amount less than (or equal to) the $10 stated principal amount, based on a 1% loss of principal for each 1% decrease in the underlying index, subject to the minimum payment amount of $9 per security.

o	If the underlying index depreciates 8%, investors would lose 8% of their principal and receive only $9.20 per security at maturity, or 92% of the stated principal amount.

o	If the underlying index depreciates 50%, investors would receive the minimum payment amount of $9 per security.

September 2011	Page 6

Equity-Linked Partial Principal at Risk Securities due December 22, 2017
Based on the Value of the Russell 2000® Index

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of securities that they hold, an amount in cash based on the performance of the underlying index on the determination date, determined as follows:

If the final index value is greater than the initial index value, investors will receive for each $10 stated principal amount of securities that they hold a payment at maturity equal to:

$10    +    supplemental redemption amount,

where,

supplemental redemption amount   =   $10    ×    index percent change    ×    participation rate

and

index percent change	=	final index value – initial index value
initial index value

and

participation rate	=	105%

If the final index value is less than or equal to the initial index value, investors will receive for each $10 stated principal amount of securities that they hold a payment at maturity equal to:

$10	x	final index value
initial index value

subject to the minimum payment amount of $9, or 90% of the stated principal amount of $10 for each security.

Because the final index value will be less than or equal to the initial index value in this case, the payment at maturity will be less than or equal to $10, subject to the minimum payment amount of $9 per security.

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Equity-Linked Partial Principal at Risk Securities due December 22, 2017
Based on the Value of the Russell 2000® Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for equity-linked securities and the accompanying prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

¡
The securities do not pay interest and provide for a minimum payment amount of only 90% of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for a minimum payment amount of only 90% of the principal at maturity.  If the underlying index has depreciated on the determination date, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the value of the underlying index, subject to the minimum payment amount of $9 per security (90% of the stated principal amount).

¡
Market price of the securities will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the value of the underlying index at any time and, in particular, on the determination date, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the stocks underlying the index, interest and yield rates in the market, time remaining until the securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads.  The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 10.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

¡
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

¡	Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index can add, delete or substitute the stocks underlying the index, and can

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Equity-Linked Partial Principal at Risk Securities due December 22, 2017
Based on the Value of the Russell 2000® Index

make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index.  Any of these actions could adversely affect the value of the securities.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on the determination date, the final index closing value will be an amount based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the index.

¡
You have no shareholder rights.  As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

¡
Investing in the securities is not equivalent to investing in the underlying index.  Investing in the securities is not equivalent to investing in the underlying index or its component stocks.  See “Hypothetical Payout on the Securities” above.

¡
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

¡
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the final index value and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index or a market disruption event, may adversely affect the payout to you at maturity.

¡
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.   One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the component stocks of the underlying index and in other instruments related to the underlying index.  Some of our subsidiaries also trade the component stocks of the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the securities, including on the determination date, could adversely affect the closing value of the underlying index on the determination date and, accordingly, the amount of cash you will receive at maturity.

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Information about the Underlying Index

The Russell 2000® Index.  The Russell 2000® Index is an index calculated, maintained and published by Russell Investments, a subsidiary of Russell Investment Group.  The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

License Agreement between Russell Investments and Morgan Stanley.  The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley. See “Annex A––Underlying Indices and Underlying Index Publishers Information—Russell 2000® Index—License Agreement between Russell Investment Group and Morgan Stanley” in the accompanying prospectus supplement for equity-linked securities.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2006 through September 26, 2011.  The related graph sets forth the daily closing values of the underlying index during the same period. The closing value of the underlying index on September 26, 2011 was 665.62.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the determination date.

Russell 2000® Index	High	Low	Period End
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter (through September 26, 2011)	858.11	643.42	665.62

September 2011	Page 10

Equity-Linked Partial Principal at Risk Securities due December 22, 2017
Based on the Value of the Russell 2000® Index

Underlying Index Historical Performance – Daily Closing Values January 1, 2006 to September 26, 2011

September 2011	Page 11

Equity-Linked Partial Principal at Risk Securities due December 22, 2017
Based on the Value of the Russell 2000® Index

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for equity-linked securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for equity-linked securities and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for equity-linked securities if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for Equity-Linked Securities dated September 21, 2010

Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for equity-linked securities or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

September 2011	Page 12